Exhibit 99.1

Impac Mortgage Holdings, Inc. Announces Fourth Quarter and Year End 2016 Results

Irvine, CA, February 23, 2017 — Impac Mortgage Holdings, Inc. (NYSE MKT: IMH) announces the financial results for the fourth quarter and year ended December 31, 2016.

For the year ended 2016, the Company reported GAAP net earnings of $46.7 million, or $3.31 per diluted common share and Adjusted Operating Income (as defined below) of $96.9 million, or $6.52 per diluted common share.  For the year ended 2015, the Company reported GAAP net earnings of $80.8 million, or $6.40 per diluted common share, and Adjusted Operating Income of $33.5 million, or $2.56 per diluted common share.

Operating income, excluding the changes in contingent consideration (“Adjusted Operating Income”), is considered a non-GAAP financial measurement; see the discussion and reconciliation on non-GAAP financial measures below.

For the quarter ended December 31, 2016, the Company reported GAAP net earnings of $16.9 million, or $1.00 per diluted common share, and Adjusted Operating Income of $23.9 million, or $1.37 per diluted common share.  For the quarter ended December 31, 2015, the Company reported GAAP net earnings of $10.7 million, or $0.85 per diluted common share, and adjusted operating loss of $(593) thousand or $(0.04) per diluted common share.

Results of Operations	For the Three Months Ended			For the Year Ended
(in thousands, except share data)	December 31,	September 30,	December 31,	December 31,	December 31,
(unaudited)	2016	2016	2015	2016	2015
Revenues:
Gain on sale of loans, net	$65,168	$113,158	$36,188	$311,017	$169,206
Real estate services fees, net	1,622	2,678	1,978	8,395	9,850
Servicing income, net	5,054	3,789	2,019	13,734	6,102
Gain (loss) on mortgage servicing rights	4,808	(15,857)	(4,422)	(36,441)	(18,598)
Other	598	225	113	1,051	397
Total revenues	77,250	103,993	35,876	297,756	166,957
Expenses:
Personnel expense	31,534	38,467	20,939	124,559	77,821
Business promotion	11,742	10,350	8,021	42,571	27,650
General, administrative and other	10,030	7,736	7,509	33,771	27,988
Accretion of contingent consideration	1,753	1,591	2,671	6,997	8,142
Change in fair value of contingent consideration	(4,424)	23,215	(17,697)	30,145	(45,920)
Total expenses	50,635	81,359	21,443	238,043	95,681
Operating income:	26,615	22,634	14,433	59,713	71,276

Other income (expense):
Net interest income (loss)	754	1,304	(189)	2,790	1,946
Change in fair value of long-term debt	(7,150)	(8,641)	—	(14,436)	(8,661)
Change in fair value of net trust assets	(2,913)	1,071	(2,560)	(304)	(5,638)
Total other (expense) income	(9,309)	(6,266)	(2,749)	(11,950)	(12,353)
Net earnings before income taxes	17,306	16,368	11,684	47,763	58,923
Income tax expense (benefit)	365	(130)	975	1,093	(21,876)
Net earnings	$16,941	$16,498	$10,709	$46,670	$80,799

Diluted weighted average common shares	17,479	14,403	13,654	14,856	13,045
Diluted earnings per share	$1.00	$1.18	$0.85	$3.31	$6.40

Net earnings include fair value adjustments for changes in the contingent consideration, long-term debt and net trust assets.  The contingent consideration is related to the CashCall Mortgage (“CCM”) acquisition transaction, while the other fair value adjustments are related to our legacy portfolio.  These fair value adjustments are non-cash items and are not related to current operating results.  Although we are required by GAAP to record change in fair value and accretion of the contingent consideration, management believes operating income excluding contingent consideration changes and the related accretion is more useful to discuss the ongoing and future operations of the Company.   The table below shows operating income excluding these items:

	For the Three Months Ended			For the Year Ended
Operating Income	December 31,	September 30,	December 31,	December 31,	December 31,
(in thousands, except share data)	2016	2016	2015	2016	2015
Net earnings	$16,941	$16,498	$10,709	$46,670	$80,799
Total other (expense) income	9,309	6,266	2,749	11,950	12,353
Income tax expense (benefit)	365	(130)	975	1,093	(21,876)
Operating income	$26,615	$22,634	$14,433	$59,713	$71,276
Accretion of contingent consideration	1,753	1,591	2,671	6,997	8,142
Change in fair value of contingent consideration	(4,424)	23,215	(17,697)	30,145	(45,920)
Adjusted operating income (loss)	$23,944	$47,440	$(593)	$96,855	$33,498

Diluted weighted average common shares	17,479	14,403	13,654	14,856	13,045
Diluted operating income (loss) excluding changes in contingent consideration per share	$1.37	$3.29	$(0.04)	$6.52	$2.56

	For the Three Months Ended			For the Year Ended
Adjusted Operating Income	December 31,	September 30,	December 31,	December 31,	December 31,
(in thousands, except share data)	2016	2016	2015	2016	2015
Net earnings	$16,941	$16,498	$10,709	$46,670	$80,799
Total other (expense) income	9,309	6,266	2,749	11,950	12,353
Income tax expense (benefit)	365	(130)	975	1,093	(21,876)
Operating income	$26,615	$22,634	$14,433	$59,713	$71,276
Accretion of contingent consideration	1,753	1,591	2,671	6,997	8,142
Change in fair value of contingent consideration	(4,424)	23,215	(17,697)	30,145	(45,920)
Adjusted operating income (loss)	$23,944	$47,440	$(593)	$96,855	$33,498

Diluted weighted average common shares	17,479	14,403	13,654	14,856	13,045

Diluted adjusted operating income (loss) per share	$1.37	$3.29	$(0.04)	$6.52	$2.56

Adjusted Operating Income increased to $96.9 million or $6.52 per diluted common share for 2016 as compared to $33.5 million or $2.56 per diluted common share in 2015.  The increase in operating income of $63.4 million in 2016, as compared to 2015, was primarily due to an increase in gain on sale of loans of $141.8 million resulting from a 40% increase in volume (as discussed below) combined with an increase in gain on sale margins of 58 basis point (“bps”) to 241 bps in 2016.   This increase in gain on sale of loans was offset primarily by a loss on mortgage servicing rights (“MSR”) of $36.4 million in 2016, as discussed below.

Selected Operational Data

(in millions)

	12/31/2016	9/30/2016	% Change	12/31/2015	% Change
Mortgage Servicing Portfolio (UPB)	$12,351.5	$9,450.7	31%	$3,570.7	246%

As of December 31, 2016, the unpaid principal balance (“UPB”) of the Company’s mortgage servicing portfolio increased to $12.4 billion, a 31% increase from September 30, 2016, which contributed to the increase in the fair value of our retained MSRs to $131.5 million at December 31, 2016 as compared to $87.4 million at September 30, 2016.

The gain (loss) on mortgage servicing rights primarily consists of the following:

Gain (loss) on Mortgage Servicing Rights

(in thousands)

	For the Three Months Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,
	2016	2016	2015	2016	2015
Change in fair value of mortgage servicing rights	$7,660	$(8,224)	$(2,956)	$(24,388)	$(10,939)
(Loss) gain on sale of mortgage servicing rights	(78)	(7,532)	(1,853)	(10,688)	(8,046)
Realized and unrealized (losses) gains from hedging instruments	(2,774)	(101)	387	(1,365)	387
Gain (loss) on mortgage servicing rights, net	$4,808	$(15,857)	$(4,422)	$(36,441)	$(18,598)

During the year ended December 31, 2016, prepayments of the servicing portfolio were $2.9 billion of UPB. However we successfully recaptured and refinanced an estimated 76% of these prepayments.

During the fourth quarter of 2016, we recorded a $4.8 million gain on MSR, primarily due to a rise in interest rates in the quarter, which resulted in a mark-to-market (“MTM”) gain of $7.7 million that was offset by a hedge loss of $2.8 million.

The change in fair value of mortgage servicing rights in the fourth quarter of 2016, consisted of $4.1 million in MSR MTM losses due to prepayments offset by a MTM gain at December 31, 2016 of $11.7 million, as a result of an increase in rates during the fourth quarter of 2016.

During 2016, the $36.4 million loss in MSR was primarily due to $34.9 million in charges associated with MSR amortization due to the retention of the servicing portfolio, as discussed in prior quarters. However, in the fourth quarter, MSR amortization changes from retention runoff have slowed substantially due to the rise of interest rates.

The servicing portfolio generated net servicing income of $5.1 million in the fourth quarter of 2016, a 33% increase over the third quarter of 2016.  Additionally, delinquencies within the servicing portfolio remain low at 0.25% for 60+ delinquencies as of December 31, 2016.

Selected Operational Data

(in millions)

	Q4 2016	Q3 2016	% Change	Q4 2015	% Change
Retail Originations	$2,250.4	$3,273.7	-31%	$1,203.8	87%
Correspondent Originations	$539.9	$583.2	-7%	$392.9	37%
Wholesale Originations	$320.3	$360.1	-11%	$342.0	-6%
Total Originations	$3,110.6	$4,217.0	-26%	$1,938.7	60%

	YE 2016	YE 2015	% Change
Retail Originations	$9,670.1	$5,571.8	74%
Correspondent Originations	$1,919.9	$2,238.0	-14%
Wholesale Originations	$1,334.2	$1,449.2	-8%
Total Originations	$12,924.2	$9,259.0	40%

During the year ended 2016, total originations increased 40% to $12.9 billion as compared to $9.3 billion in 2015.  In 2016, retail originations were the main driver of total originations representing 75% or $9.7 billion of total originations.  Additionally, in 2016, retail originations had a 74% increase over 2015 retail originations.  For the fourth quarter of 2016, the Company’s total originations increased to $3.1 billion, a 60% increase as compared to $1.9 billion for the fourth quarter of 2015.

Selected Operational Data

(in millions)

	12/31/2016	9/30/2016	% Change	12/31/2015	% Change
Locked Pipeline	$558.5	$1,207.6	-54%	$569.6	-2%

As of December 31, 2016, our locked pipeline, which represents mortgages we expect to close in the near future, had decreased to $558.5 million, a slight decrease from December 31, 2015.  This decrease was primarily caused by the recent increase in interest rates which resulted in decreased refinance originations.

Summary Balance Sheet

(in thousands)

	December 31,	December 31,
	2016	2015
ASSETS
Cash	$40,096	$32,409
Mortgage loans held-for-sale	388,422	310,191
Finance receivables	62,937	36,368
Mortgage servicing rights	131,537	36,425
Securitized mortgage trust assets	4,033,290	4,594,534
Goodwill and intangibles	130,716	134,913
Deferred tax asset	24,420	24,420
Other assets	52,316	41,592
Total assets	$4,863,734	$5,210,852

LIABILITIES & STOCKHOLDERS’ EQUITY
Warehouse borrowings	$420,573	$325,616
Debt	102,082	106,433
Securitized mortgage trust liabilities	4,017,603	4,580,326
Contingent consideration	31,072	48,079
Other liabilities	61,364	35,908
Total liabilities	4,632,694	5,096,362
Total stockholders’equity	231,040	114,490
Total liabilities and stockholders’ equity	$4,863,734	$5,210,852

During the fourth quarter of 2016, we increased the carrying value of our long-term debt by $7.4 million due to our improved financial condition as evidenced by better profitability and the successful public offering in the third quarter of 2016, as discussed below.

The contingent consideration liability represents the estimated fair value of the expected future earn-out payments to be paid to the seller of the CCM operations, acquired in the first quarter of 2015.  The earn-out period ends at the end of 2017.  In the fourth quarter of 2016, we updated assumptions based on current market conditions, resulting in a decrease in projected volumes of CCM and, in turn, a slightly lower estimated value of the contingent consideration due to the seller of CCM. As a result, we recorded a change in the fair value of the contingent consideration in the fourth quarter decreasing the contingent consideration liability by $4.4 million over the remaining earn-out period of four quarters.  As required by GAAP, it resulted in a corresponding increase to earnings of $4.4 million in the fourth quarter of 2016.

In 2016, the Company was successful in its objective to start restructuring its balance sheet.  In January of 2016, the Company exercised its option to convert a portion of its debt into common stock, increasing its book value by $20 million. Additionally, during 2016, the Company raised approximately $5 million through an “At the Market Transaction” or “ATM”, as an opportunistic and accretive way to raise capital.  In September 2016, the Company completed a successful over-subscribed public offering, providing net proceeds to the Company of approximately $42.6 million.  Lastly, in February 2017, the Company paid off its $30 million working line of credit and replaced it with an MSR financing facility, an annualized savings $1.35 million and a 450 bps improvement to its cost of funds.  The Company will seek to continue to restructure its balance sheet in an accretive manner during 2017.

Mr. Joseph Tomkinson, Chairman and CEO of Impac Mortgage Holdings, Inc., commented, “2016 proved to be our best year in over a decade, surpassing our projections with nearly $100 million of Adjusted Operating Income and $13 billion in total originations. With our strong loan retention capabilities, we were able to take advantage of the low interest rate environment and create a low weighted average coupon servicing portfolio.  As a result of the current rising rate environment, our servicing portfolio continues to increase in value and generate larger amounts of servicing income.  This strategy was the core reason for our third quarter capital raise, and we are pleased to be executing this strategy successfully.  In 2017, we expect that a rising rate environment will allow us to substantially grow our NonQM originations, continue to diversify our product offerings, and take advantage of the consolidation that is anticipated in the mortgage lending industry.”

Non-GAAP Financial Measures

This release contains operating income excluding changes in contingent consideration (Adjusted Operating Income) and per share as performance measures, which are considered non-GAAP financial measures, to further aid our investors in understanding and analyzing our core operating results and comparing them among periods.  Adjusted Operating Income and Adjusted Operating Income per share exclude certain items that we do not consider part of our core operating results. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for net earnings before income taxes, net earnings or diluted EPS prepared in accordance with GAAP.  The table below shows operating income per share excluding these items:

	For the Three Months Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2016	2016	2015	2016	2015
Diluted earnings per share	$1.00	$1.18	$0.85	$3.31	$6.40
Adjustments:
Total other income (1)	0.50	0.40	0.14	0.64	0.74
Income tax (benefit) expense	0.02	(0.01)	0.07	0.07	(1.68)
Accretion of contingent consideration	0.10	0.11	0.20	0.47	0.62
Change in fair value of contingent consideration	(0.25)	1.61	(1.30)	2.03	(3.52)
Diluted adjusted operating income (loss) per share	$1.37	$3.29	$(0.04)	$6.52	$2.56

(1)         Includes the add back of interest expense on the convertible notes, net of tax used to calculate diluted earnings using the if-converted method.

Conference Call

The Company will hold a conference call on February 24, 2017, at 9:00 a.m. Pacific Time (12:00 p.m. Eastern Time) to discuss the Company’s financial results and business outlook and to answer investor questions. After the Company’s prepared remarks, management will host a live Q&A session.  To submit questions via email, please email your questions to Justin.Moisio@ImpacMail.com.  Investors may participate in the conference call by dialing (844) 265-1560, conference ID number 74667184, or access the web cast via our web site at http://ir.impaccompanies.com. To participate in the conference call, dial in 15 minutes prior to the scheduled start time. The conference call will be archived on the Company’s web site at http://ir.impaccompanies.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward looking terminology, such as “may,” “capable,” “will,” “intends,” “believe,” “expect,” “likely,” “potentially”  “appear,” “should,” “could,” “seem to,” “anticipate,” “expectations,” “plan,” “ensure,” or similar terms or variations on those terms or the negative of those terms. The forward-looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, but not limited to the following:  failure to achieve the benefits expected from the acquisition of the CCM operations, including an increase in origination volume generally, increase in each of our origination channels and ability to successfully use the marketing platform to expand volumes of our other loan products; successful development, marketing, sale and financing of new and existing financial products, including expansion of non-Qualified Mortgage originations and conventional and government loan programs; ability to successfully diversify our mortgage products; volatility in the mortgage industry; unexpected interest rate fluctuations and margin compression; our ability to manage personnel expenses in relation to mortgage production levels; our ability to successfully use warehousing capacity; increased competition in the mortgage lending industry by larger or more efficient companies; issues and system risks related to our technology; ability to successfully create cost and product efficiencies through new technology; more than expected increases in default rates or loss severities and mortgage related losses; ability to obtain additional financing through lending and repurchase facilities, debt or equity funding, strategic relationships or otherwise;  the terms of any financing, whether debt or equity, that we do obtain and our expected use of proceeds from any financing; increase in loan repurchase requests and ability to adequately settle repurchase obligations; failure to create brand awareness; the outcome, including any settlements, of litigation or regulatory actions pending against us or other legal contingencies; and our compliance with applicable local, state and federal laws and regulations and other general market and economic conditions.

For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see the annual and quarterly reports we file with the Securities and Exchange Commission. This document speaks only as of its date and we do not undertake, and specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

About the Company

Impac Mortgage Holdings, Inc. (IMH or Impac) provides innovative mortgage lending and warehouse lending solutions, as well as real estate solutions that address the challenges of today’s economic environment.  Impac’s operations include mortgage and warehouse lending, servicing, portfolio loss mitigation and real estate services as well as the management of the securitized long-term mortgage portfolio, which includes the residual interests in securitizations.

For additional information, questions or comments, please call Justin Moisio, VP Business Development & Investor Relations at (949) 475-3988 or email Justin.Moisio@ImpacMail.com. Web site: http://ir.impaccompanies.com  or www.impaccompanies.com